EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors and Shareholders of
Advanced Medical Isotope Corporation
Kennewick, Washington

We hereby consent to the use in this Registration Statement of Advanced Medical Isotope Corporation on Form 10/A Amendment No. 2, of our report, dated March 30, 2009, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, for the year ended December 31, 2008, and to all other references to our firm included in this Registration Statement on Form 10/A Amendment No. 2.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
April 6, 2009